Exhibit 99.2

— MANAGEMENT DISCUSSION SECTION

Operator: Good day and welcome everyone to the Multimedia Games Second Quarter 2007 Conference Call and web cast. This call is being recorded. At this time for opening remarks and introductions I would like to turn the conference over to Multimedia’s President and Chief Executive Officer Mr. Clifton Lind, please go ahead sir.

Clifton E. Lind, President and Chief Executive Officer

Thank you operator, I want to thank everyone for joining us on the call this morning. With me today are Randy Cieslewicz; Shannon Brooks; and Howard Chalmers. The fiscal 2007 second quarter operating results are reviewed in today’s news announcement and Randy will provide some additional financial details on today’s call. Q2 FY ‘07 revenue was $30.7 million, EBITDA was $16.6 million and we reported net income of approximately $6000, which translates into break even results on an earnings per shares basis. The quarterly sequential improvement in our operating results reflects both growth in revenue and reduction in expenses, particularly SG&A costs.

We will spend some time this morning reviewing our progress against our FY ‘07 priorities and than we will take questions from the participants. Before we continue I’m going to ask Howard Chalmers our Senior Vice President for Communications to review the Safe Harbor language.

P. Howard Chalmers, Senior Vice President – Planning and Corporate Communications

Thank Clifton, I would like to remind everyone that today’s call and simultaneous web cast may include forward-looking statements within the meaning of applicable securities law. These statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Please refer to the risk factors section of our recent SEC filings. Today’s call and web cast may include non-GAAP financial measures within the meaning of SEC Regulation G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found on our website, www.multimediagames.com in the Investor Relations section. I will now turn the call back over to Clifton. Clifton?

Clifton E. Lind, President and Chief Executive Officer

Thank you Howard. We entered fiscal 2007 with several initiatives that if precisely executed were expected to benefit both near term and long term operating results. The first such initiative was a continued conversion of our Oklahoma install base from multi-touch Class II and server-based compact games to standalone units, and we are making progress in this regard. On a quarterly sequential basis our install base of standalone units grew by approximately 713 units to 2,824 games and at March 31st accounted for more than 43% of our total placements in Oklahoma. This compares to an installed base of 2,111 standalone units, or 32% of the Oklahoma installed base, at December 31st, 2006, and 849 standalone units or approximately 13% of the install base at the end of FY ‘06. We experienced a 48% increase in revenue from standalone games played under the Oklahoma compact when compared to Q1 FY ‘07 levels. This increase in gross unit revenue is more than offsetting the impact of a reduction in our revenue share percentage.

As we indicated in this morning’s press release, in the near term our conversion of Oklahoma units will likely moderate a bit from the recent pace, as we focus on analyzing the install based and the performance of each type of game in each facility. Then after determining the right mix to maximize gaming revenues, we will proceed with the conversions. Our Oklahoma strategy was also intended to drive improved market share, and in recent months we have begun to reacquire floor space in several casinos where we have had no presence for the past several years. Also, as reviewed in the April mid-month update and in this morning’s press release, we have entered into an agreement with our largest Oklahoma customer to partially fund the expansion of its facility in Southern Oklahoma. We have already addressed the details of this arrangement in two press releases, so let me focus more on the benefits of this arrangement for Multimedia.

While last month’s removal of a block of Class II units at the existing facility will impact our revenue in the near term, we have achieved a long-term commitment for a sizable number of Multimedia units to be placed at the expanded facility at an attractive blended revenue share rate. It is also important to note that once the expansion is completed, our floor share for the integrated facility will be approximately [30%](*), which will be the largest percentage for any vendor serving this important facility. Accordingly this new arrangement secures a meaningful long-term revenue stream, and we believe will generate an attractive internal rate of return on our planned investment while also supporting our customer’s goal of vendor diversification.

A second priority for Multimedia as we entered 2007 was the ongoing work in support of our customer in Mexico and their efforts to open new bingo facilities. At March 31st, 2007 we had an installed base in Mexico of 918 units at a total of 5 facilities, which was 319 units more than we had at the beginning of FY ‘07. We are encouraged by the recent openings of our customer’s two new properties, bringing the total number of player terminals provided by Multimedia to approximately 1,642 units. In addition, with the planned opening next week of an 8th property, our installed base in Mexico will grow to approximately 2,177 units. So in effect, we will have more than doubled our install base over what it was just 6-weeks ago.

We are now developing content that is specifically designed to appeal to the players in Mexico, and we will introduce two new platforms to the market this summer. We believe that our long-term prospects in Mexico will continue to improve as our customer opens new facilities and as our new products and platforms are delivered to the market. Our customer in Mexico has publicly noted its plans to have 15 facilities open by the calendar year-end, and is looking to have 65 such properties open in the next few years.

The final market opportunity I will comment on this morning is the buildout in the New York video lottery operations, where currently there are 12,700 machines installed at eight racetracks across the state. As the installed unit base has grown, so too have associated revenues, and our operation of the central system for this market has now achieved a break-even run rate. Saratoga is scheduled to activate an additional 400 units later this month, and there is potential for small incremental increases in the footprint of other operations in the state over the next year. However, the greater opportunity in New York is the opening of the video lottery operations at the Aqueduct Raceway at some point in the future, although the timing of when this may take place is presently unknown. Until this happens, at the current level of revenues we have eliminated the impact on our operating results, which amounted to $0.09 per diluted share in fiscal 2006.

Beyond our operations in the markets I just noted and in the domestic charity market, we continue to place an emphasis on revenue diversification opportunities. Consistent with this goal, we are currently scheduled to activate 120 electronic bingo units in Malta later this week, and we anticipate that a second site will open there next week with an additional 46 units. The real benefit of the Malta presence is not the initial installation, but the new market opportunities it might create. We are actively reviewing opportunities in other new domestic and international markets and will continue to keep you posted on our progress in this regard.

As we have discussed in the past, another corporate goal for Multimedia in FY ‘07 was to reduce our total expenses, especially our non-personnel expenses. In addition, in February we implemented a reduction in force and refocused our resources on market opportunities with the greatest potential to generate consistent growth. Our Q2 results demonstrate good progress, with

(*)	During the conference call, Mr. Lind misspoke and stated that the floor share for the integrated facility will be approximately 13%. Multimedia actually expects that its floor share of the integrated facility will be approximately 30%.

the expenses down compared to Q1 level. This is due in part to a partial quarter’s benefit from our SG&A reductions and the staff realignment, as well as the fact that Q1 had several expense items that were specific to that quarter. Accordingly, we expect that our quarterly SG&A costs for the second half of FY ‘07 will be in the range of approximately $15.5 to $16 million, and we are continuing to review additional measures to achieve further operating efficiencies without impacting revenue opportunities.

Finally, a significant priority for Multimedia in FY ‘07 was to add flexibility to our capital structure. Last week we closed a new $150 million revolving credit facility, and with the closing, we now have approximately $112 million in borrowing capacity following the repayment of our prior credit facility.

Randy Cieslewicz will now provide some additional insight on Q2 FY ‘07. Randy?

Randy S. Cieslewicz, CFO; Vice President of Tax, Budget, and Corporate Compliance

Thank you, Clifton. As noted in our press release this morning, total revenues for the March 2007 quarter declined on a year-over-year basis to $30.7 million, largely due to the revenue recognized from the systems sale to the Israeli Lottery in the March 2006 period. On a quarterly sequential basis, revenues increased 6% primarily due to our continued conversion to one-touch Oklahoma Compact Games. Holds per day for both Class II and Oklahoma Compact units increased on a quarterly sequential basis. The Class II revenues were impacted by the significant reduction in average installed player terminals as terminals were converted to one-touch, stand-alone Compact Games. Reel Time Bingo hold per day was up 2.5% on a quarterly sequential basis while [our] Oklahoma Compact hold per day was up 27.1% for the same period. Oklahoma Compact hold per day improved each consecutive month in Q2, as we continued the conversion to one-touch standalone Compact units.

Revenues generated from Oklahoma were 19 million for the March 2007 quarter versus 16.9 million in the December 2006 quarter. SG&A expenses for the March 2007 quarter decreased 2.1 million on a quarterly sequential basis. This decrease was due to the Q1 FY ‘07 costs associated with the design of our new gaming cabinet, Q1 FY ‘07 write-offs of third-party gaming content related to our initiative to transition our Oklahoma installed base to stand-alone games, and decreased employee costs due to the reduction in force in February 2007.

SG&A expenses decreased approximately 1.1 million year-over-year, primarily due to reduced levels of employee costs and share-based compensation. We continue to take steps to reduce SG&A expenses and we currently project that SG&A expense levels will decline by approximately 700,000 for the current quarter compared to Q2 FY ‘07 levels. The settlement of two intellectual property cases both awarded in our favor is the primary driver of the lower projected SG&A, along with the cost savings related to the February 2007 staff reduction.

Depreciation and amortization expense of 15 million increased 832,000 on a quarterly sequential basis. We expect depreciation and amortization expense to increase approximately 200,000 in the third quarter compared to second quarter levels based on projected capital expenditures of $10-12 million in the current quarter.

Our expected Q3 FY ‘07 capital requirements consist of purchases of approximately 350 third-party standalone units, component parts of our new mGAME cabinets and maintenance CapEx including CapEx associated with the refurbishment of player terminals that are being deployed in Mexico. Our CapEx numbers will continue to come down throughout the second half of the fiscal year, as our rollout of standalone units gets closer to completion. Our CapEx of 15.9 million for the March 2007 quarter was higher than the $12-$14 million projected CapEx due to approximately 400 standalone units purchased near the end of March that were not yet deployed as of March 31.

We had a total of 630 Oklahoma one-touch Compact units that had been purchased but not yet deployed as of March 31st, and as I just mentioned, we will purchase an additional 350 by the end of June.

Cash flow from operations in the March 2007 quarter was $11 million compared to $11.4 million in Q1. Cash flow from investing activities of 1 million includes repayments on development agreements of $18 million, which was offset primarily by $15.9 million of CapEx.

During Q2 FY ‘07, we collected $18 million for development agreements and made no advances for development agreements. As discussed in our March mid-month update, we have committed $37.5 million to a facility expansion in southern Oklahoma. I currently expect the funding streams to be approximately $5 million commencing this month and then approximately $3 million per month over the next 11 months. With respect to development agreement receipt, I expect we will receive approximately $18 million in repayments from development agreements in Q3 FY ‘07, $10 million of which we have already received and which is related to the removal of the 560 units in connection with the facility expansion previously discussed. Of the $18 million in receipts, $10 million will be recorded as a reduction in intangible assets, and the remaining $8 million will be recorded against notes receivable. During Q2 FY ‘07, we had net paydowns under our revolving lines of credit of approximately $10.8 million. And as of March 31st, 2007, we had total outstanding borrowings under our revolving lines of credit of $47.9 million, $49.2 million if you include the term loan that we had with Comerica. As of today, we have approximately $38 million outstanding on our new credit facility.

As previously announced, we closed on our new revolving credit facility, which gives us the borrowing capacity of up to $150 million. We filed an 8-K on May 3rd disclosing the entire credit facility, but I would like to take a moment to clarify some key terms. They include: a five-year term with no amortization or reducing feature; grid-based pricing on leverage ratios (or total Debt to EBITDA); major financial covenants, such as minimum trailing 12-month EBITDA of $52 million for the period ending 6/30/07, rising to $60 million for the period ending 12/31/07 and all periods thereafter; maximum total debt to EBITDA [ratio] of 2.25 to 1 from closing through 6/30/08, and 1.75 to 1 thereafter; minimum fixed charge coverage ratio of not less than 1.5 to 1; and, up to $25 million of treasury stock can be purchased, so long as total pro forma debt to EBITDA does not exceed 1.5 to 1. Additional treasury shares can be purchased, provided that EBITDA for the two most recent fiscal quarters is not less than $15 million for each quarter, and further provided that, after giving effect to the proposed repurchase, pro forma total debt to EBITDA shall not exceed 1.5 to 1.

As previously reported, our Board intends to review capital needs and, subject to business opportunities and developments, the uses of the increased facility could include capital expenditures related to the conversion of our Class II games to standalone units in Oklahoma, additional working capital, and the expansion of our share repurchase program.

Finally, we recorded $1.1 million in other income from a limited partnership interest related to a non-Oklahoma tribe’s funding back in 2003. We expect to continue to receive approximately $70,000 per month during the current quarter and possibly throughout the remainder of our fiscal year. In Q3 FY ‘07, we also expect to record $1.3 million in other income related to the termination of our non-compete agreement with our former CEO.

I will now turn the call back to Clifton. Clifton?

Clifton E. Lind, President and Chief Executive Officer

Thank you, Randy. Operator, let’s open it up for questions.

— QUESTION AND ANSWER SECTION

Operator: [Operator Instructions] We will have our first question from Michael Friedman, Noble Financial.

<Q – Michael Friedman>: Yes, hi guys.

<A – Clifton Lind>: Hi Mike.

<Q – Michael Friedman>: A couple of quick questions. Randy, you touched on one. Can you just explain that “Other” line one more time that was due to income coming in from a tribal agreement?

<A – Randy Cieslewicz>: We had received a Class D limited partnership interest, and it was an interest that we had received for basically funding a tribe’s development opportunity in California back in 2003. And basically, it was deemed a redemption of our equity. But we didn’t have a cash layout for that interest. So really it was a redemption of principal, as they called it in the agreement. But back in 2003, we actually didn’t put up cash for it. That was sort of a one-time charge. There are some smaller payments that we’ll received in the next quarter or two. But that was just a one-time deal. And the second thing is, for Other income, we settled our – we terminated the non-compete with our former CEO. So, we will be reducing our future liability and reversing that into other income in the current quarter.

<Q – Michael Friedman>: Okay, and then on the P&L, why were you guys at a tax benefit?

<A – Randy Cieslewicz>: Oh, that just has to do with the way 123(R) works for tax purposes. The effective tax rates no longer can be static at the rate that they have historically been. It’s really going to be dependent on what’s going on with the share-based compensation, because you don’t get a tax deduction for incentive stock options until they are disqualified. So, don’t look at that benefit in the current quarter as anything to be projected on a larger basis.

<Q – Michael Friedman>: So—if you were to take the $1.1 million out and sort of “tax effect” that, where do you think you fall out?

<A – Randy Cieslewicz>: Well, again, if you are trying to project the tax rate, I would say that, in general, 38 to 40% is the right rate. Now, when you go into a loss, your tax benefit goes much lower, because you are booking a benefit, and your permanent differences have a negative impact as opposed to a positive impact on the rate. So Mike, we probably should take this off-line, where I can walk you through that calculation. But in general, if you are at a loss, your benefit from your tax rate is going to be like 34%. And if you have income, your rate is going to be like closer to 40%. But again, that really has to do with two things, if you are at a loss, and the other thing is it really has to do with what is going on with your share-based compensation, and how much of your share-based compensation is related to incentive stock options versus nonqualified stock options.

<Q – Michael Friedman>: Okay, we could get back to that off-line. I was just trying to get back to what the EPS number would look like for the quarter if you were to tax effect taking out the gain that you got in the quarter related to the other line.

<A – Randy Cieslewicz>: Yes, for that you can ballpark it. Use a 40% rate for that. That just gives you a ballpark number.

<Q – Michael Friedman>: Okay, and then you gave us guidance for depreciation and amortization for the current quarter. You talked about SG&A for the second half of the year. Can you give us an idea where you expect depreciation and amortization to be for the full second half of the year?

<A – Randy Cieslewicz>: Well that truly depends on what we do in Q4 with CapEx, but what I see right now is a slight reduction next quarter.

<Q – Michael Friedman>: Okay. In the fourth quarter you mean?

<A – Randy Cieslewicz>: Yes, I’m sorry. You’re correct. In the fourth quarter I see a slight reduction in depreciation and amortization.

<Q – Michael Friedman>: Perfect. Thank you very much.

<A – Randy Cieslewicz>: Sure.

Operator: We will have our next question from Nic Vanbroekhoven, Foyer Asset Management.

<Q>: Yes, hello. I was wondering about the strategic review. I think that there was supposed to be an announcement before the end of May. Is that still the case, or what should we expect on that front?

<A – Clifton Lind>: Nic, I think what we have stated is that no later than at the shareholders meeting, the Board will report back to our shareholders on the status of the strategic review. So, if not before, we hope that you will show up here in Austin for our shareholders meeting later this month, and you will get a full update at that time.

<Q>: What was the exact date of the meeting?

<A – Clifton Lind>: The 30th; May 30th.

<Q>: Okay. And on Mexico, is the advertising already started by Televisa to advertise for their gaming facilities or.?

<A – Clifton Lind>: It – within the last few days, a small program has just started – consistent with the opening of these last two units. Our customer tells us that it will build throughout the balance of the year as we open these additional facilities.

<Q>: Okay. And then a last question on, I think it was a month ago in a presentation you gave at a conference you were talking about Washington; you might have some opportunity there. Could you expand on that one? At the end of this year, probably, you said that you would have some opportunities.

<A – Clifton Lind>: Sure. The tribes have negotiated a new compact in the State of Washington, which allows them to go to a more entertaining platform. And as a result of that, many of the tribes are looking at upgrading or replacing their equipment. We are in the time period where the Bureau of Indian Affairs has a review period on the Compact, and so it has not gone into effect yet. It will during the early summer. And we, along with the other vendors, have all been talking to our tribal customers up there in anticipation of taking care of their needs to upgrade to this new platform. And we certainly expect later in this year—this fiscal year and throughout next year—that we will see the benefit of some placements of units in Washington State as a result of the platform change that is permitted.

<Q>: All right. Thank you.

<A – Clifton Lind>: Thank you.

Operator: We will have our next question from Ryan Worst, Brean Murray.

<Q – Ryan Worst>: Hi, thanks. Good morning.

<A – Clifton Lind>: Hey Ryan.

<Q – Ryan Worst>: Just a couple of questions, one question to Randy. Can you talk about the improvements that you saw in the charity bingo market? It looks like there was a lot of sequential improvement. Was that just seasonality, or is there anything else going on in that market?

<A – Randy Cieslewicz>: Yes. I think Ryan that was – I mean, that’s a good analogy. I think with – I guess the way the whole per day really swings – in the charity market you saw that we didn’t really place any – the unit change didn’t change much, but the win per day and the whole per day changed drastically from last – from our Q1. So – and all that is due to seasonality. Clifton can probably talk a bit more about what’s going on in that market, with the sweepstakes machines coming out of that market in general.

<A – Clifton Lind>: Right, Ryan, I think two things. First, the first calendar quarter is typically a good quarter in that market. The second thing is there was some enforcement of the phonecard machines in certain areas that has benefited the existing facilities. And so that needs to be viewed as a seasonal improvement at this time, rather than as a permanent increase in the base.

<Q – Ryan Worst>: Well Clifton, I am just looking at revenue per day, and it looks like revenue per day in charity markets were $22 in the fiscal second quarter, versus like $18 in the fiscal first quarter.

<A – Clifton Lind>: Well right.

<Q – Ryan Worst>: I’m not looking at number of units at all. But, is that enforcement of those sweepstakes games – isn’t that a change in the market, or not?

<A – Clifton Lind>: Well, we think it is purely a seasonal change in the market Ryan having to do with three things. Number one, the December quarter in the charity market is normally a down quarter because of Christmas purchases in the holiday season. Okay. Then, we have a very good first quarter there. And this quarter was particularly – this first quarter was particularly good—because of the view that we were getting some relief in gas prices, and also the fact that some of the people who had previously been playing on phonecard machines – which were not viewed as legal games were – those machines were removed from certain market areas, and those players went to the bingo halls where they could play legal games. And then, the first quarter is always a good quarter from an income standpoint in the charity market. And so we had three things going on in that particular market. Now, the quarter that we are currently in is normally a quarter where revenue is down in the charity markets. And again, we have the specter of rising gas prices. So as we sit here today, I wouldn’t encourage you to put in your model an ongoing improvement that’s related to the charity sector, because that is very volatile and can turn around just as quick as it went up.

<A – Randy Cieslewicz>: Yes, Ryan, I think to again talk about the volatility in the win per day in January, in February and March, the win per day in the charity markets was $21 higher than it was in January. And so that’s a significant increase in just two months. And as Clifton said, I wouldn’t model that a very strong March would continue throughout the summer.

<Q – Ryan Worst>: No, I understand that March is a strong month. But the enforcement of sweepstakes and phonecards is not a seasonal event, is it?

<A – Clifton Lind>: Certainly not. But remember, most of our players are people like you and me who work for a living. And the specter of $4 gas prices has a bigger impact on consumer spending in our local facilities than, we think, anything else. And if we continue to see the threat of rising gas prices, as we have shown you and as we have said many times on the conference call, we can show you a direct correlation between increasing gas prices in our local markets and decreasing spending on the average player’s visit to one of our facilities. So, I want to caution you that I think the bigger factor that we might see in that market on an ongoing basis will be what happens with gas prices, rather than anything else that’s been an influence in that market in the immediate past.

<Q – Ryan Worst>: Okay. Have you guys quantified the impact of weather in the quarter? I remember in January and February you guys had some bad weather in Texas and Oklahoma.

<A – Clifton Lind>: No. We certainly were very public with our statements that January was a bad month for us, in particular because of the ice storm in Oklahoma. But we haven’t – and that was our lowest revenue month. On the other hand, February might have shown some bounce-back because of the low spend that took place in January. So, we have not quantified it, but as you would have expected, January was the worst month of the quarter for us.

<Q – Ryan Worst>: Okay. And then in Oklahoma, why would the pace of conversions to standalone games moderate when it looks like you are driving increased revenue per day as you wanted to?

<A – Clifton Lind>: Ryan, there is a number of things going on. The first thing is that we have a very active program of looking at the game mix within every facility, including what our game mix is versus what changes in game mix the player may be seeing from competitors. And there are a lot of changes that are going on in the market. And we want to make sure, as far as the platforms that we are putting in, that we are putting in the platforms that are going to perform well over time. And for example, in every hall that we are in, we have examples where we have bingo games – certain bingo games on certain platforms – that are doing extraordinarily well. I mean, in some facilities the bingo games might be earning more than any of the one-touch games that we have put in the facility.

In addition, the most popular games in the marketplace today are five-reel mechanical games, and we are scheduled to have a big five-reel mechanical offering beginning in the month of July. And we don’t want to overfill the facilities with video units if what the market demand is going to be in the longer run is going to be for five-reel mechanical. So we are studying each location, the player’s preferences, and making sure that we are making the selection that appears that it’s going to drive revenue for a while. And both with our platforms and one of the third-party providers that we do business with, there are new platforms coming out this summer, and we didn’t want to buy old units that might become obsolete compared to the new units that are going to be available 60 days from now.

So we are just trying to do the prudent thing for the longer-term, not what would be best for June. And I think you will find that management is looking very hard at each one of the opportunities to place units, and is doing the prudent job of making sure that the right units are placed in the right facility at the right time. And as I have said, if we have bingo games that are outperforming any of the available other one-touch units, then from a CapEx standpoint and from a return on investment standpoint, as long as those games have legs, then it’s helpful to our shareholders for us not to just run out there and replace them with something different just because we have it available. But we are watching that very closely. We have an excellent team internally reviewing that on a daily basis, and I personally feel they are making good decisions.

<Q – Ryan Worst>: Okay. And then what about with the 630 games that you already purchased? How long do you expect it to take to place those in the field?

<A – Clifton Lind>: We will basically have everything that we have placed this quarter. And so, by the end of the quarter the vast majority of those machines will be in the field.

<Q – Ryan Worst>: Okay. And then just one last question. I noticed that you paid down debt in the quarter, and I’m just curious as to why that – with your stock trading where it is, how come you didn’t repurchase shares? And then I know Randy went through a lot of parameters for that, and I’ll have to go through the transcript to read what he said. But how much you have available to repurchase stock?

<A – Clifton Lind>: Well first, we are in a blackout period right now, as you know, Ryan, and have been for the last six weeks. So we couldn’t purchase any stock. We cannot even set up a plan until after the blackout period is over. One of the things that, as a result of the Bear Stearns process, the Board is reviewing is in fact whether or not the current share repurchase plan should be increased. And as you will see in our prior report, the first step in that was to put the loan in place. Our Board is specifically considering the stock repurchase plan and the advice that we are getting from our adviser in that regard. And by the end of May, either before or at the shareholders’ meeting, the Board will fully inform the shareholders on what it’s going to do.

<A – Randy Cieslewicz>: And Ryan the number is $25 million. We can purchase currently under the credit facility up to $25 million of treasury stock, so long as our pro forma debt to EBITDA does not exceed 1.5 to 1, which – where we are today, that’s not an issue. If we went out and bought $25 million worth of stock, we wouldn’t have a pro forma issue.

<Q – Ryan Worst>: Okay thanks.

Operator: [Operator Instructions] We will have our next question from Justin Orlando, Dolphin Management.

<Q>: Gentlemen it’s a very good quarter and I want to congratulate you.

<A – Clifton Lind>: Thank you Justin.

Operator: [Operator Instructions] We will have our first question from Michael Friedman, Noble Financial.

<Q>: I want to ask you just a quick question on – how many machines do we have in Washington State?

<A – Clifton Lind>: There are about 2500 in the field. As you know, those machines are machines that we have sold and have small recurring revenue. And so – so we don’t have direct visibility. The old compact says that vendors cannot have direct visibility to the floor. And so, there are times that, as a result of remodeling programs, or game changes or other things, that the facility or slot manager may move machines in and off of the floor, and we don’t have a direct way to trace that. But there are about – as of last physical count that we did this last quarter – there are about 2500 of our games on the floor. As you will remember, we were the second-to-market in that market after the first-to-market had been working under confidentiality agreements for a long period of time. So we have always had a small minority of the machines in Washington State. We hope to change that over the coming months.

<A – Randy Cieslewicz>: And I’ll also add, Justin, that that’s the market where we get the small back-office fee of 2 to 5%.

<Q>: So there’s a back-office fee? What’s the ballpark that you guys are making in Washington State? Just a ballpark number.

<A – Clifton Lind>: Look, it varies greatly – whether we sell new titles and new hardware, or whether we just get the recurring revenue off the fee. But the recurring revenue, I believe, is in the $4 million a year.

<A – Randy Cieslewicz>: Yes, that’s right. It was a little under $1 million in the last quarter.

<Q>: Okay. Can you guys give us a little help on Mexico? I know one of the shareholders or somebody asked a question on Mexico, but I didn’t get much of the answer. Can you give us some color on Mexico, what you are seeing in terms of win per day trends, how we are doing in the efficiency of opening up these facilities, etcetera, etcetera? Whatever you can give us that would be helpful.

<A – Clifton Lind>: First let me answer your last question. I think our team in Mexico is doing an extraordinary job in opening up these facilities efficiently. There has never been an opening that’s been delayed or missed because of any of our action, but rather because of construction delays. We are very disappointed in the rate at which the facilities have opened, but I will remind you that unlike the other operators in Mexico, our customer is opening up totally new facilities. Our customer was not in the gaming business before. Nearly all of the other license holders were in the sports bet business before, and already had facilities open. So they were just adding a room with electronic bingo machines, while our customer was having to build-out an entire new location.

We are pleased that most of the future locations that are on the drawing boards today are going into existing buildings or malls, so the structure itself does not have to be built. It is clear that we have been disappointed with the average win per day in Mexico, but we only had – up until the last several weeks – two flagship locations open. And now, very aggressively through the end of the year, more flagship locations are going to be open. We think that our customer has a shot at doing a better job of meeting construction schedules for the balance of the year, just because there are so many that are currently in the pipeline that have been identified and are going into existing buildings. And we are excited that our customer’s first location that is in a destination resort area is going to be open later this month.

And finally, it is only in the last few days that the customer has started their promotion campaigns with the opening of these last two flagship locations, and we expect that to build throughout the year. So we remain hopeful that the hold per day will grow. And also the – as more of these branded facilities open, we remain hopeful that more people will learn the games that are available in these facilities, and it becomes a stronger market for us from a hold per day standpoint. But as of this date—both in the rate of openings and in the hold per day from that market – you would have to say that we are disappointed, and that it is not what we had hoped that it would be.

<Q>: Okay but still it sounds to me like that you are seeing positive momentum in Mexico?

<A – Clifton Lind>: That is.

<Q>: Even at the lower levels where you are in win per day, you are seeing positive momentum?

<A – Clifton Lind>: Absolutely.

<Q>: Can I ask just – I want to just re-ask this question about the strategic alternatives process. I was hoping that we would have an announcement prior to the shareholders meeting, not at the shareholders meeting. I think it could quite conceivably be a significant event for the company, and something that the shareholders might want to take into account when they do their voting. And so, I just wanted to – I thought you had said it was going to be either prior to the meeting or at the meeting on this call. And before that it was always sort of prior to the meeting, I thought. So I can understand if the Board is not done and they need more time, and they need the extra couple of days. But if the Board is done, I think it would be better for shareholders if they could hear a little bit ahead of time on this.

<A – Clifton Lind>: I certainly understand and think that the Board understands your comments. The process is still underway, and our public comments have always been that we would make the announcement at the shareholders meeting, or if there was some conclusion that was reached before hand, we would do it before. But I think if you go back and look at all of our public statements, it’s always been at no later than the shareholders meeting. So I don’t think there is any change, and don’t think you should read into this fact that there has been any change in the process.

<Q>: Okay. Now I may have been misremembering that, so thank you for correcting that.

<A – Clifton Lind>: You bet …

<Q>: Thanks, gentlemen.

<A – Clifton Lind>: Thanks.

Operator: We will have our next question from Mitchell Sacks, Grand Slam.

<Q>: Hey guys. Couple of questions, the previous questioner asked a question regarding win per day in Mexico. Do you have a ballpark on where win per day in Mexico is actually coming in? I know you are disappointed with it, but where is it coming out right now?

<A – Clifton Lind>: By confidentiality – as part of the contract we have a confidentiality agreement with our customer. But – I mean if you look at our numbers, it’s not that difficult to calculate.

<Q>: Okay.

<A – Clifton Lind>: You have the information in the report where it can be – you could calculate it.

<Q>: Okay.

<A – Clifton Lind>: But we are precluded by agreement from saying anything, we are going to honor that agreement.

<Q>: Yes. So—I’ll calculate the number, but if you look at win per day in Mexico versus per capita income in Mexico, and you compare that to win per day in the United States versus per capita income in the United States, is it running at, below, or above, sort of, the percentage of per capita income?

<A – Clifton Lind>: Well per capita, if you’re referring to units?

<Q>: I’m talking about those – if if you look at the average U.S. consumer who is playing your video games, your VLTs, or your bingo.

<A – Clifton Lind>: Average spend is much less in Mexico than in the U.S.

<Q>: And, how does that relate to the average income of the person who lives in the two countries?

<A – Clifton Lind>: I have not done that calculation.

<A – Randy Cieslewicz>: Yes, we haven’t done that calculation, but what we do feel is that we are currently getting what’s lower than the average win in the Mexico market. So we think, because of what Clifton said about the operator and learning the business, getting the experience, we believe that we can achieve the average wins in the market.

<Q>: Yes. And then question – I was listening to the – or reading the information regarding your large customer in Oklahoma, where you are pulling out machines and paying for the expansion. When you look at your CapEx, your CapEx has largely been eating up most, if not all, of your free cash flow. When do you expect that to stop or is that sort of the business model in terms of financing upfront, and then looking for the return on the back-end?

<A – Randy Cieslewicz>: Well I guess there are a couple of things there. One is the cash flows from investing, if you look at your repayments on development agreements versus what we have been investing into our CapEx, our machines, this is the first quarter that we have had in two years that we had positive cash flow from investing activities. So, as far as that goes, we obviously feel like our CapEx is going to taper off. Now we are back into this. We are going to fund this new expanded development agreement, but that’s a receivable; it’s not going to be booked as an intangible asset. But, we have analyzed this return on this new development agreement in a number of ways, and projecting win per day at a number of different levels, and it just makes sense. It makes sense to do it. So we have come up with rate of return from anywhere, in worst-case scenarios, down in the low-teens to, if Texas doesn’t get gaming, then it’s quite higher than that, so up towards 30%. So, I think to answer your question about the way we look at the development agreements, we look at it on an individual basis, and look at the return on it.

<A – Clifton Lind>: I think in a little broader response to your question, we see this as sort of a transitional year for us. We only have this one development agreement commitment remaining, and we have transitioned a substantial part of our Oklahoma fleet already to the standalone games. We have a large supply of units to take care of our expansion in Mexico and other markets. And so, we think we are about to get in a better period for net free cash flow, particularly in light of the fact that the $37.5 million investment in this new expansion is going to be in the form of a loan, rather than in the form of a contract price.

<Q>: And then the final question is with respect to New York. I thought I heard you say, and I looked at the write-up, that in New York right now you are breaking even on the lottery business. That was correct, right?

<A – Clifton Lind>: Yes. At least breaking even. That’s correct.

<Q>: And then, what you are hopeful for is at some point Aqueduct will actually come up with VLTs. And that would actually break you into the black, correct?

<A – Clifton Lind>: Well, I think we are at a run rate that, if you look at direct expenses, we are probably already slightly in the black. But the only significant improvement in the New York operations that is in the foreseeable future would be Aqueduct coming on. Although as the Saratoga expansion is turning-on later this month, there may be small floor space expansions until that happens. But the only large improvement that can be achieved in New York will be tied with the opening of Aqueduct or other facilities in the future.

<Q>: When does that contract run through?

<A – Clifton Lind>: Our contract runs through 2010, and – but certainly we will be working to try to get contract extensions beyond that point.

<Q>: Okay. Thank you.

<A – Clifton Lind>: Thank you.

Operator: Our next question comes from David Katz, CIBC World Markets.

<Q – David Katz>: Hi. Good morning.

<A – Clifton Lind>: Hey.

<Q – David Katz>: Clifton, if we can just sort of follow through on that last comment about New York. I think – I know that you and I and, I think, many investors have been asking about extending that contract for a while. Is there some resistance to doing so? I know – I believe we have seen an announcement from one of the game suppliers of an extension of their agreement. Is there some – are there any – what are the obstacles or challenges in getting that done?

<A – Clifton Lind>: Well, first, David, our contracts are – the announcement that you saw merely extended the other supplier’s contract through the contract term that our contract already runs. And so, the provider of the terminals on the floor that made that announcement was merely getting an extension in his contract that – to make it end at the same time all of the other contracts are going to come due. And so, New York was first trying to get everybody having their contracts come due at the same time. So basically, we already had the benefit of a contract that ran longer than the contracts on the terminal providers.

All of the providers are currently in discussions with New York, as we would all like to do, to extend our contracts to a longer period of time. But right now, I don’t think the State is in a position to gratuitously step in and extend everybody’s contract, and they want to keep their options open. Let me say the State appears to be pleased with the performance of the system. And at least under the current interpretation of the state constitution, it will have to stay a central determinant system unless the constitution is changed. And so, I think that we will be working, along with everyone else to try to get more visibility and a longer contract. But the State is certainly under no obligation to do that, and it’s going to put the interest of its citizens first, before the desires of the vendors. So we’ll certainly continue to do our part to try to earn our right to a contract extension, and have every reason to believe that it’s a logical thing for the State to do, to embrace all of the existing vendors who have supported the state through this slow buildout period. But there is really no way to force the State to accelerate that process.

<Q – David Katz>: That’s great. Are you aware of any efforts or any talk at this point about the notion of not having it be a central determined market at some point? Is there some lobbying effort there?

<A – Clifton Lind>: I am not, and I think that was an issue that was well researched before this current system was put in place, David. But obviously, the citizens can change that situation by a constitutional amendment, or maybe the State can take a new look at that. All of that is speculation that I certainly won’t do. But the system was designed the way it was, in part, in response to what at that time was viewed as legal in the State. And I have heard of no underlying effort to change that. In fact, if you will recall, last year, the legislature granted the Lottery the authority to operate that system, I believe, for an additional 17 years. That was last year. And so it would be down to 16 years now. So, I know of no movement to change the current situation. But of course, I am not privy to all discussions that might be underway.

<Q – David Katz>: Right. One more quick one, if I may, on Mexico. I believe I heard Randy say earlier that the win per day that Televisa’s facilities is generating is below the Mexican market average. Does that mean that Caliente’s facilities and CIE’s facilities are generating a higher win than Televisa’s? Is that part—is that what I should infer?

<A – Clifton Lind>: I think the way that you need to look at that is we believe that the overall win per day potential, both nationwide today and in the future, is better—that we have room to grow. And [regarding] the companies you have named, we have no direct information about that. But we listen to what other vendors say in their public conversations and in their private conversations. And we think that since these are brand-new facilities that are having to build playership for all the products that our customers are offering, we think it’s logical to assume, as we are seeing, that it takes a while for the consumer’s patronage to grow, and their understanding of the entertainment value of the games to grow. So we see continued upward mobility in the average win per day of the machines at the facilities we are in.

<Q – David Katz>: So what – I guess I would ask Randy, what were we – to your prior comment – what were you benchmarking that against? And what is your, I guess, collective perception as to why that is? Is Televisa marketing less than the others, or is there some other driver of that?

<A – Randy Cieslewicz>: Yes, I think the real difference is the others had existing paper bingo facilities that already had a customer base, and I think that’s probably the primary driver, difference. And as Clifton said, it’s just our collective information that we have gathered from different sources that tell us that the win per day in Mexico, in general, is higher than what we are seeing now. But again, I think it has to do with the timing of it. And it has to do with the other vendors, or the other operators, having the paper bingo products already existing, and having the paper bingo customers there, and having facilities that have been open before.

<A – Clifton Lind>: And let me say that we, on a daily basis, are in discussion with our current customer. We think that they have done a excellent job in rapidly assimilating what’s going on in that marketplace. And they are responding quickly to all of the information, the data that they are learning, that we are sharing with them. And we have great reason to believe that they are going to do a wonderful job in the future, both from a promotion standpoint, and we are going to do a wonderful job offering specific games that we know that the players in that market enjoy. And so we have every reason to believe the whole per day is going to continue to grow.

<Q – David Katz>: Great. Thanks so much.

<A – Clifton Lind>: Thank you David.

Operator: We will have a follow-up question from Ryan Worst, Brean Murray.

<Q – Ryan Worst>: Hi guys. I just had a follow-up question on Mexico. In the press release you guys said that revenue in Mexico increased by 7% - 70% sequentially.

<A – Randy Cieslewicz>: Right.

<Q – Ryan Worst>: And what was the game count increase sequentially?

<A – Randy Cieslewicz>: From quarter to quarter it was none. It was zero.

<Q – Ryan Worst>: Okay. And when did Televisa start marketing those facilities?

<A – Clifton Lind>: There were a very few ads run back earlier in February, just a very few. And then it was – the marketing efforts were generally discontinued until they got these next last two facilities open in the last several weeks. And they only within the last few days have restarted their promotions. And so, to answer your question precisely, I think that there were a few ads in February, but the real advertising program is just now about to take off.

<A – Randy Cieslewicz>: Hey, Ryan, let me clarify what I just said, too. I said there was no increase in the unit count from the December end period to the March period ending. However, we did open a facility in the December period. So the average unit count would have been about 141 units higher in the March quarter.

<Q – Ryan Worst>: Right. So revenue.

<A – Randy Cieslewicz>: Is that for you right…?

<Q – Ryan Worst>: It looks like win per day – win per day increased pretty dramatically sequentially.

<A – Randy Cieslewicz>: Win per day did increase pretty dramatically. Yes.

<Q – Ryan Worst>: Yes, so what was the driver of that?

<A – Clifton Lind>: We think the customers – the customers in the local areas are becoming familiar with the new establishments that are opening up. Remember, these are places that didn’t exist. And they open up, and people are aware of them, and play starts to build. I mean we see that in most markets that we enter into where there is not pent-up demand. And this is a new product in these markets, so there is not pent-up demand.

<A – Randy Cieslewicz>: Well, there were two temporary facilities of the four, prior to the fifth one opening up in the December quarter. So then you had another fifth – a permanent facility come online that really pushed that sequential growth.

<Q – Ryan Worst>: All right, thanks for your clarification.

Operator: At this time we have no further questions in the queue. I’ll turn the conference back over to Mr. Lind for any additional or closing remarks.

Clifton E. Lind, President and Chief Executive Officer

Thank you, operator, and thanks to everyone who joined us on the call this morning. I want to thank you for your continued interest in Multimedia Games. As we reviewed on this morning’s call and during the question-and-answer period, we are making tangible progress on our FY ‘07 initiatives, and we believe we have effective strategies in place to continue making progress, including in the planned rollout of new or revamped products for each of our markets. Our balance sheet is much improved, and that affords us flexibility to pursue both growth opportunities and other initiatives to build shareholder value.

Later this month we’ll host our annual shareholders meeting here in Austin, and we hope that as many of you as possible will participate. In addition to conducting the official business as detailed in our proxy statement, at that time we will also provide a report on the status of the strategic review process that we have been conducting with our financial advisor, Bear Stearns.

Finally, I want to thank all of the members of the MGAM team for their dedication and hard work on behalf of our shareholders. They are the reason that we have accomplished so much in the past, and they are the source of my optimism about the future. It is an honor and a pleasure to have the opportunity to work with them.

Randy, Shannon and I look forward to communicating with you again, and we continue to pledge that we will work hard to improve the operating results for all of our shareholders. Thank you, and please come join the shareholders meeting later this month. That will be all, operator.

Operator: That does conclude today’s conference. You may disconnect at this time. We do appreciate your participation.